UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/30/2010

NUTRI SYSTEM INC DE
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28551

DE	23-3012204
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

300 Welsh Road, Building 1, Suite 100, Horsham, PA 19044
(Address of principal executive offices, including zip code)

215 706 5302
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

New Independent Director

On March 30, 2010, Laura W. Lang was appointed to the Board of Directors of Nutrisystem, Inc. (the "Company") as an independent director. As compensation for service as a director, Ms. Lang will receive a one-time grant as a new director on March 30, 2010, of 5,705 restricted common shares, vesting one-third each year for three years. Ms. Lang will also be entitled to receive the established compensation for non-employee directors in accordance with the terms of the Nutrisystem, Inc. Compensation Policy for Non-Employee Directors.

Ms. Lang, age 53, is currently Chief Executive Officer Worldwide of Digitas Inc., a leading integrated strategy, technology and marketing consulting firm. She is also a member of the Publicis Groupe executive committee and the VivaKi board of directors. She previously served as President of Digitas LLC from 2004 through 2007. Prior to joining Digitas as Executive Vice President in 1999, Ms. Lang was President of Marketing Corporation of America, which provided strategic consulting services to Fortune 100 clients in the pharmaceutical, telecommunications, technology and information, entertainment, travel and gaming industries. She joined the firm in 1995 as a Partner and developed a practice around technology and utilization of information with a significant amount of B2B consulting to include repositioning of corporate markets. Ms. Lang has served on the board of directors of Benchmark Electronics, Inc. since 2005 and is a member of their Compensation and Nominating/Governance Committees.

Equity Awards

On March 30, 2010, the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") made an annual grant of the restricted common shares listed below (the "Annual Awards") under the 2008 Long Term Incentive Plan (the "Plan"), with vesting in four installments of 25% per year commencing on the first anniversary of the date of grant, and ending on the fourth anniversary of the date of grant. The Compensation Committee also granted the restricted common shares listed below (the "Retention Shares") under the Plan, with vesting in two installments of 50% on the second anniversary of the date of grant, and 50% on the third anniversary of the date of grant. The Annual Awards and Retention Shares are subject to the terms and conditions set forth in their respective grant agreements and the Plan.

Name                                                Annual Awards        Retention Shares

Joseph M. Redling                                    100,000            75,000

Chairman, President and Chief Executive Officer

David D. Clark                                          20,000               10,000

Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Chris Terrill                                               20,000              10,000

Executive Vice President, E-Commerce and Chief Marketing Officer

Scott A. Falconer                                       20,000               10,000

Executive Vice President, Operations

On March 30, 2010, the Compensation Committee also approved a three year performance share award program (the "Performance Award Program") providing for grants of performance-based restricted share units ("Performance RSUs") under the Plan, with vesting based on: (1) annual performance goals for 2010, 2011 and 2012, which are intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue code of 1986, as amended, and (2) continued employment through March 1, 2013; subject to the terms and conditions set forth in the grant agreement for such Performance RSUs and the Plan. Under the Performance Award Program, the Compensation Committee approved the aggregate number of Performance RSUs listed below, which are issuable at the sole discretion of the Compensation Committee annually in one-third tranches as the target amount (the "Target Amount") during the first quarter of each of 2010, 2011 and 2012, at which time the performance goals for the year are established.

On March 30, 2010, the Compensation Committee granted the Performance RSUs listed for each person below as the 2010 Target Amount of common shares that could be achieved by the vesting of Performance RSUs based on the level of achievement of financial performance goals established by the Compensation Committee for the fiscal year ending December 31, 2010 at threshold, target and maximum levels. The participant is eligible to achieve 200% of the 2010 Target Amount at maximum, 100% of the 2010 Target Amount at target, and 50% of the 2010 Target Amount at threshold, and nothing below threshold, and with interpolation between threshold and target, and between target and maximum. Performance RSUs earned upon the achievement of 2010 performance goals will vest upon the continued employment of the participant through March 1, 2013, subject to the terms and conditions set forth in the grant agreement for such Performance RSUs and the Plan.

                                      Performance Restricted Share Units

Name                       2010 Target Amount      Aggregate Performance Award Program Target Amount

Joseph M. Redling               33,333                                   100,000

Chairman, President and Chief Executive Officer

David D. Clark                     3,333                                    10,000

Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Chris Terrill                          3,333                                    10,000

Executive Vice President, E-Commerce and Chief Marketing Officer

Scott A. Falconer                 3,333                                    10,000

Executive Vice President, Operations

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRI SYSTEM INC DE

Date: April 02, 2010	By:	/s/ David D. Clark
David D. Clark
Chief Financial Officer